Exhibit 10.1

FORM OF SHAREHOLDER EQUITY ALIGNMENT
RESTRICTED STOCK UNIT AGREEMENT
FOR THE
CARNIVAL CORPORATION 2011 STOCK PLAN

THIS SHAREHOLDER EQUITY ALIGNMENT RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), shall apply to any grant of Shareholder Equity Alignment Restricted Stock Units made to executives of Carnival Corporation, a corporation organized under the laws of the Republic of Panama, (the “Company”) or executives of an Affiliate, on [DATE] under the Carnival Corporation 2011 Stock Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units may be granted in respect of Shares; and
WHEREAS, the Company desires to grant to Participant restricted stock units pursuant to the terms of this Agreement and the Plan; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the shareholder equity alignment restricted stock units provided for herein to the Participant subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Units.
(a)    Grant. The Company hereby grants to select executives (each a “Participant”) as of [DATE] (the “Date of Grant”) a target number of shareholder equity alignment restricted stock units (the “SEA RSUs”) as listed in the Participant’s EquatePlus portfolio (the “Target Amount”), on the terms and conditions set forth in this Agreement and the Plan. Each SEA RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Participant earns and is vested in such SEA RSUs as of such Settlement Date, subject to the terms of this Agreement and the Plan. The SEA RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the SEA RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.
(c)    Acceptance of Agreement. Unless the Participant notifies the Company's Global Human Resources Department in writing to ownership@carnival.com within 10 days after delivery of this Agreement that the Participant does not wish to accept this Agreement, the Participant will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.
2.    Terms and Conditions of Vesting and Settlement.
(a)    Performance and Service Conditions to Vesting. A specified percentage of the SEA RSUs shall vest if both (A) the Participant remains in continuous employment or continuous service with the Company or an Affiliate through the Settlement Date (defined in Section 2(b) below), except as provided in Section 3(b), and (B) the Company achieves the Performance Goals set forth on Exhibit A at a level equal to or above the threshold level of absolute performance, also set forth on Exhibit A (the “Performance Threshold”). Unless provided otherwise by the Committee, the Participant shall be deemed to not be in continuous employment or continuous service if the Participant's status changes from employee to non‑employee, or vice-versa. The actual number of SEA RSUs that may vest ranges from zero to six (6) times the Target Amount, based on the extent to which the Performance Goals are achieved, in accordance with the methodology set forth on Exhibit A, or if less, the Maximum Grant Amount set forth on Exhibit A. Except as otherwise provided in Section 3(b), in no event shall any SEA RSUs vest unless and until (i) at least the Performance Threshold is achieved, (ii) the Committee certifies that the Performance Threshold has been met and determines the level of attainment of the Performance Goals (the “Certification”), and (iii) the Participant has remained in the continuous employment or continuous service of the Company or an Affiliate through the Settlement Date. If the foregoing vesting requirements are not met, no SEA RSUs shall vest and this grant of SEA RSUs shall be cancelled in its entirety.
(b)    Settlement. The obligation to make payments and distributions with respect to SEA RSUs shall be satisfied through the issuance of one Share for each vested SEA, less applicable withholding taxes (the “settlement”), and the settlement of the SEA RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Except as otherwise provided in Section 3(b), Earned SEA RSUs (as defined in Exhibit A) shall vest and be settled as soon as practicable after the end of the Performance Cycle (as defined in Exhibit A) and Certification (the “Settlement Date”), but in no event later than March 15 of the year following the calendar year in which Certification occurs.
3.    Termination of Employment or Service with the Company.
(a)    Termination by the Company for Cause. If the Participant's employment or service with the Company or an Affiliate terminates for Cause, then all outstanding SEA RSUs shall immediately terminate on the date of termination of employment or service.
(b)    Death or Disability or Termination by the Company Without Cause. If the Participant's employment or service with the Company or an Affiliate terminates due to the Participant's death or if the Participant's employment or service is terminated by the Company or an Affiliate without Cause or due to the Participant's Disability, then the Participant shall be deemed to have vested on the date of termination in a number of SEA RSUs equal to the product of (i) the Target Amount of SEA RSUs multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the period commencing on the Date of Grant through and including the date of termination, and the denominator of which is 1,096, rounded down to the nearest whole SEA, and the remaining unvested portion of the SEA RSUs shall terminate on the date of termination of employment or service. The vested SEA RSUs shall be settled as soon as practicable after the date of the Participant's termination of employment or service, but in no event later than March 15 of the year following the calendar year in which the Participant's termination date occurs.
(c)    Other Termination. If the Participant's employment or service with the Company or an Affiliate terminates for any reason other than as otherwise described in the foregoing provisions of this Section 3 (whether due to voluntary termination, Retirement, or otherwise) then all outstanding SEA RSUs shall immediately terminate on the date of termination of employment or service.
4.    Dividends and Voting Rights. The Participant shall not be deemed for any purpose to be the owner of any Shares subject to the SEA RSUs and shall not have any rights of a shareholder with respect to the SEA RSUs, including, but not limited to, voting or dividend rights, until delivery of the applicable Shares underlying the SEA RSUs on the Settlement Date. The Company shall not be required to set aside any fund for the payment of the SEA RSUs. Further, the SEA RSUs subject to this grant shall not be credited with Dividend Equivalents.
5.    Released SEA RSUs. Following the Participant's termination of employment or service with the Company or an Affiliate for any reason, the Participant (or the Participant's beneficiary, if applicable) must provide for all Shares underlying released SEA RSUs (including those issued under this Agreement as well as Shares underlying released SEA RSUs issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) the Participant's date of termination or (ii) the latest Settlement Date or other applicable vesting or settlement date (whether under this Agreement or a similar agreement) occurring following the Participant's termination. If the Participant (or the Participant's beneficiary, as applicable) fails to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by the Participant either, in the Company's discretion: (i) to sell any such remaining Shares on the Participant's (or the Participant's beneficiary's) behalf on the first trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) to transfer such Shares to the Company's stock transfer agent for registration in the Participant's (or the Participant's beneficiary's) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released SEA RSUs in connection with such liquidation or transfer.
6.    Miscellaneous.
(a)Compliance with Legal Requirements. The granting and settlement of the SEA RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the SEA RSUs would be prohibited by law, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.

(b)Transferability. Unless otherwise provided by the Committee in writing, the SEA RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant's employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (Tax-Related Items), is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SEA RSUs, including, but not limited to, the grant, vesting or settlement of the SEA RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SEA RSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant's wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the SEA RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the SEA RSUs.
Notwithstanding the foregoing, if the Participant is an officer subject to Section 16 of the Exchange Act, the Company will withhold in Shares only upon advance approval by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Grant, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.
(d)Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(ii)    the grant of the SEA RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of SEA RSUs, or benefits in lieu of SEA RSUs, even if SEA RSUs have been granted in the past;
(iii)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(iv)    the Participant is voluntarily participating in the Plan;
(v)    the SEA RSUs and the Shares subject to the SEA RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(vi)    the SEA RSUs and the Shares subject to the SEA RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(vii)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(viii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the SEA RSUs resulting from the termination of the Participant's employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any);
(ix)    unless otherwise agreed with the Company, the SEA RSUs and the Shares, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company or any member of the Combined Group and its Affiliates;
(x)    unless otherwise provided in the Plan or by the Company in its discretion, the SEA RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the SEA RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(xi)    if the Participant resides outside the United States or is otherwise subject to the laws of a country outside the United States:
(A)    the SEA RSUs and the Shares subject to the SEA RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose; and
(B)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the SEA RSUs or of any amounts due to the Participant pursuant to the settlement of the SEA RSUs or the subsequent sale of any Shares acquired upon settlement.
(e)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant should consult with the Participant's own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.
(f)Clawback/Forfeiture.
(i)    Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company's issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to (A) cancel all outstanding SEA RSUs and/or (B) recover all or a portion of any income or gain realized on the settlement of the SEA RSUs or the subsequent sale of Shares acquired upon settlement of the SEA RSUs with respect to any fiscal year in which the Company's financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding grants, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Date of Grant and the Company shall promptly notify the Participant of such additional provision. In addition, if a Participant has engaged or is engaged in Detrimental Activity after the Participant's employment or service with the Company or its subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the SEA RSUs or the subsequent sale of Shares acquired upon settlement of the SEA RSUs.
(ii)    For purposes of this Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the Participant's employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Participant may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if the Participant files a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(g)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(h)Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.
(i)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(j)No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant's office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant's office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant's ceasing to have rights under or the Participant's entitlement to the SEA RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 6(j) and the Participant's terms of employment, this Section will take precedence.
(k)Beneficiary. In the event of the Participant's death, any Shares that vest pursuant to Section 3(b) of this Agreement will be issued to the legal representative of the Participant’s estate.
(l)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, legal representatives, executors, administrators, heirs and successors of the Participant.
(m)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.
(n)Governing Law; JURY TRIAL WAIVER.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(o)Data Protection. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in this Agreement and any other SEARSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and any member of the Combined Group or its Affiliates for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all SEA RSUs or any other entitlement to shares of stock granted, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Equatex AG and its affiliates, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country may have different data privacy laws and protections than the Participant's country. The Participant understands that if the Participant resides outside of the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Global Human Resources Department. The Participant authorizes the Company, Equatex AG and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan. The Participant understands that if the Participant resides outside of the United States, the Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Global Human Resources Department. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant's country does not consent, or if the Participant later seeks to revoke the Participant's consent, the Participant's employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant SEA RSUs or other equity grants to the Participant or administer or maintain such grants. Therefore, the Participant understands that refusing or withdrawing the Participant's consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Global Human Resources Department.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future.  The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
(p)Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and the Participant’s country, which may affect the Participant’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and the Participant’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant should speak to the Participant’s personal advisor on this matter.
(q)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(r)Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(s)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
7.    Change in Control. In the event of a Change in Control after the end of the Performance Cycle but prior to the vesting or settlement of the SEA RSUs, the level of attainment of the Performance Goals and the number of Earned SEA RSUs (if any) will be determined and certified by the Committee in the manner set forth on Exhibit A. If a Change in Control occurs prior to the end of the Performance Cycle, the Performance Cycle will end on the Accelerated End Date set forth on Exhibit A and the level of attainment of the Performance Goals and the number of Earned SEA RSUs (if any) will be determined and certified by the Committee in the manner set forth on Exhibit A. Any such Earned SEA RSUs will vest and be settled in accordance with Section 2(b) of this Agreement.
8.    Country-Specific Provisions. The SEA RSUs shall be subject to the additional terms and conditions set forth in Appendix I to this Agreement for the Participant's country, if any. Moreover, if the Participant relocates to one of the countries included in Appendix I, the terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
9.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the SEA RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.
By:
[Authorized Signatory Name & Title]

APPENDIX I

Country Specific Information

TERMS AND CONDITIONS
This Appendix I includes additional terms and conditions that govern the SEA RSUs granted to the Participant if the Participant resides in one of the countries listed herein. This Appendix I forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Participant under these circumstances.
NOTIFICATIONS
This Appendix I also includes information regarding exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant's participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant's participation in the Plan because the information may be out of date at the time the Participant vests in the SEA RSUs or when the Participant sells the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant's particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant's country may apply to the Participant's situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Participant.
Capitalized terms not explicitly defined in this Appendix I but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
ALL COUNTRIES OUTSIDE THE UNITED STATES
NOTIFICATIONS
Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from the Participant's participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant's country. The applicable laws of the Participant's country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant's participation in the Plan to the Participant's country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant's personal legal advisor on this matter.
GERMANY
NOTIFICATIONS
Exchange Control Information.  Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank's website (www.bundesbank.de).
ITALY
TERMS AND CONDITIONS
Data Protection.  This provision replaces the “Data Protection” section of the Agreement in its entirety:
The Participant understands that the Company, the Employer, or any member of the Combined Group and its Affiliates may hold certain personal information about the Participant, including the Participant's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships that the Participant holds in the Company, details of all SEA RSUs or any other entitlement to shares granted, cancelled, exercised, vested, unvested or outstanding in the Participant's favor ("Data"), for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan.
The Participant also understands that providing the Company with Data is necessary for the performance of the Plan and that the Participant's refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant's ability to participate in the Plan. The Controller of personal data processing is Carnival Corporation, with its principal operating offices at 3655 N.W. 87th Avenue,
Miami, Florida 33178-2428, United States and its representative in Italy is Costa Crociere, Piazza Piccapietra 48, 16121, Genoa, Italy.

The Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant further understands that the Company, the Employer, and any member of the Combined Group and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and that the Company, the Employer, or any member of the Combined Group and its Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, the Participant understands that the Company will delete the Participant's Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of the Participant's Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant's consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Data and cease, for legitimate reason, any processing of the Data. Furthermore, the Participant is aware that the Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting the Global Human Resources Department.
Plan Document Acknowledgment.  In accepting the SEA RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
The Participant acknowledges that the Participant has read and specifically and expressly approve the following sections of the Agreement: Terms and Conditions of Vesting and Settlement; Termination of Employment or Service with the Company; Tax Withholding; Nature of Grant; Governing Law; WAIVER OF JURY TRIAL; Language and the Data Protection provisions for Italy included in this Appendix I.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and hold investments or financial assets outside Italy (e.g., cash, SEA RSUs, Shares) during any fiscal year which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on the Participant's annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

UNITED KINGDOM

TERMS AND CONDITIONS
Tax Withholding. The following provisions supplement the Tax Withholding provisions in the Agreement.
The Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or any Affiliate or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and any Affiliate against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant, in case the indemnification could be considered a loan. In this case, the income tax not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in this Agreement.
In addition, the Participant agrees that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from HMRC or any applicable tax authority.

EXHIBIT A

TSR Performance Schedule

The multiple of the Target Amount of SEA RSUs that shall be earned and become eligible to vest will be based upon the Company's level of attainment of the Performance Goals during the Performance Cycle. For this purpose:

[PERFORMANCE CRITERIA FOR GRANT]